EXHIBIT 20.3

                              SECOND AMENDMENT TO
                     AGREEMENT FOR SATISFACTION OF JUDGMENT

     This Second Amendment to Agreement for Satisfaction of Judgment is entered into as of this 1st day of July, 1997 by and among HOMEOWNERS GROUP, INC. ("HOMG"), HOMEOWNERS MARKETING SERVICES, INC. ("HMS") and THE CROSS COUNTRY GROUP, L.L.C. ("CC").

     WHEREAS, on October 31, 1996, CC, HOMG and HMS entered into an Agreement for Satisfaction of Judgment (the "Agreement") for the satisfaction and release of that certain judgment entered on December 20, 1995 in favor of Acceleration National Insurance Company against HMS for the sum of $5,156,022 plus interest and costs;

     WHEREAS, on January 31, 1997, CC, HOMG and HMS entered into the First Amendment to the Agreement; and

     WHEREAS, CC, HOMG and HMS desire to further amend the Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Section 2 of this Agreement is hereby deleted and replaced in its entirety with the following:

     CASH PAYMENT. CC, as assignee of the rights of ANIC, agrees to accept the sum of $2,698,214.80 (the "Judgment Amount") plus interest at 10% per annum since September 5, 1996, as provided in Section 8, plus interst at 10% per annum on $4,100,000 from September 1, through September 4, 1996 (collectively, the "Payoff Amount") in full and complete satisfaction of the Judgment on the condition such payment is received by CC no later than the closing of the Merger Agreement or July 31, 1997, whichever occurs first.

     2. Section 5 of the Agreement is hereby deleted and replaced in its entirety with the following:

     FORBEARANCE OF COLLECTION EFFORTS. Unless sooner terminated pursuant to the provisions of Section 7 of this Agreement, CC, as the assignee of the rights of ANIC, will not undertake prior to July 31, 1997, any act to execute on the Judgment, including the issuance or service of writs of attachment, garnishment or execution from any court, or to obtain discovery in aid of execution from any third party.

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     3. Section 7 of the Agreement is hereby deleted and replaced in its entirety with the following:

     CONTINGENCIES AND TERMINATION. The obligations of CC, as the assignee of ANIC, to accept the Payoff Amount in full satisfaction of the Judgment and to forbear from any and all efforts to enforce the Judgment are contingent upon the closing of the Merger Agreement. Sections 2 and 5 of this Agreement shall become null, void, and of no further force or effect at the sole option of CC upon the occurrence of any one of the following events:

          (a) the Merger Agreement has not been closed on or before July 31, 1997;

          (b) HOMG advises CC or either HOMG or CC publicly announces that the Merger Agreement has been abandoned. HOMG further agrees to directly notify CC within twenty-four hours should the Merger Agreement be abandoned by HOMG for any reason;

          (c) the stockholders of HOMG fail to approve and to authorize the Merger Agreement;

          (d) holders of more than 10% of HOMG's stock shall have claimed or perfected apraisal rights;

          (e) the failure of HMS and HMSI to execute and deliver to CC within five (5) business days from the date of execution of this Second Amendment, the appropriate UCC financing statements necessary to grant a perfected security interest to CC in their assets, in accordance with Section 16 of the Agreement and that certain Security Agreement dated as of October 31, 1996, by and among CC, HMS and HMSI; or

          (f) HOMG or CC fails to obtain the approval of any government regulatory body or agency from which approval of the Merger Agreement is required prior to closing of the Merger Agreement.

     If any of the foregoing events occur and CC elects to terminate its agreements and commitments set forth in Section 2 and 5 of this Agreement, CC shall promptly notify HOMG and HMS in writing of its decision to do so.

     4. Section 10 of the Agreement is hereby deleted and replaced in its entirety with the


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following:

     MUTUAL RELEASE. At the closing of the Merger Agreement and upon receipt by CC of either the Payoff Amount (if such payment occurs on or before July 31, 1997) or the Judgment, as reduced by the Refund Claim (if such payment occurs after July 31, 1997), CC, HOMG and HMS will execute and exchange a mutual release in the form attached to the Agreement as Exhibit 1. Within 30 days after receiving such payment, CC shall file a Satisfaction of Judgment for each action pending in: (i) the Circuit Court of Broward County, Florida, styled HOMEOWNERS MARKETING SERVICES, INC. V. ACCELERATION NATIONAL INSURANCE COMPANY, Case No. 96-001110 CACA (12) (the "Domestication Action"); and (ii) the Court of Common Pleas of Franklin County, Ohio, styled ACCELERATION NATIONAL INSURANCE COMPANY
V. HOMEOWNERS MARKETING SERVICES, INC. ET AL., Consolidated Case Nos. 91CVH11-9404, 94CVH05-3083 (the "Ohio Action"), and be responsible for dismissing with prejudice each of the following actions: (i) the Ohio Action;
(ii) the Domestication Action; (iii) that certain action pending in the Circuit Court of Broward County, Florida, styled ACCELERATION NATIONAL INSURANCE COMPANY
V. HOMEOWNERS MARKETING SERVICES, INC., ET AL., Case No. 96-001152 (18) and (iv) that certain action pending in the Circuit Court of Dade County, Florida, styled ACCELERATION NATIONAL INSURANCE COMPANY V. HOMEOWNERS MARKETING SERVICES, INC. Case No. 96-00850 (CA) 23.

     5. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and same instrument.

     6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws. The parties further agree that venue for any action shall be in the Suffolk County Superior court, Commonwealth of Massachusetts.

     7. NO OTHER MODIFICATIONS. Except as modified by this Agreement, the terms of the Agreement shall remain unmodified and in full force and effect.

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     IN WITNESS WHEREOF, each party has executed this Third Amendment as of the first date set forth above.

                                        THE CROSS COUNTRY GROUP, INC.

                                        By: /s/ HOWARD WOLK
                                           ------------------------------------
                                        Name: Howard Wolk
                                             ----------------------------------
                                        Title: V.P.
                                             ----------------------------------


                                        CC ACQUISITION CORPORATION

                                        By: /s/ HOWARD WOLK
                                           ------------------------------------
                                        Name: Howard Wolk
                                             ----------------------------------
                                        Title: V.P.
                                             ----------------------------------


                                        HOMEOWNERS GROUP, INC.

                                        By: /s/ C. GREGORY MORRIS
                                           ------------------------------------
                                        Name: C. Gregory Morris
                                             ----------------------------------
                                        Title: VP, Treas., CFO
                                             ----------------------------------